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                                 EXHIBIT 23.1

              Consent of Independent Certified Public Accountants



The Board of Directors and Stockholders

NPS Pharmaceuticals, Inc.

We consent to incorporation by reference in the registration statements
(Nos. 33-79622, 333-17521, and 333-94269) on Forms S-8 and (Nos. 333-96253, 333-
41758, and 333-45274) on Forms S-3 of NPS Pharmaceuticals, Inc. and subsidiaries of our report dated February 16, 2001, relating to the consolidated balance sheets of NPS Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2000, and for the period from October 22, 1986 (inception) through December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of NPS Pharmaceuticals, Inc.

Our report refers to a change in the method of recognizing revenue on nonrefundable license fees in 2000.


                                             /s/ KPMG LLP





Salt Lake City, Utah

March 30, 2001